Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated May 22, 2019

Registration Statement No. 333-224895

TELUS Corporation

Final Term Sheet
U.S.$500,000,000
4.300% Notes due June 15, 2049

Issuer:	TELUS Corporation (“TELUS” or the “Company”)
Issue:	U.S.$500,000,000 4.300% Notes due June 15, 2049 pursuant to the Short Form Base Shelf Prospectus dated May 17, 2018 and the Prospectus Supplement dated May 22, 2019
Expected Ratings (Moody’s / S&P / Fitch / DBRS)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable) / BBB (High) (Stable)
Trade Date:	May 22, 2019
Settlement Date:	May 28, 2019 (T+3)
Principal Amount:	U.S.$500,000,000
Maturity Date:	June 15, 2049
Coupon:	4.300%
Interest Payment Dates:	June 15 and December 15 of each year, commencing December 15, 2019
Benchmark Treasury:	3.000% due February 15, 2049
Benchmark Treasury Price / Yield:	103-28 / 2.807%
Spread to Benchmark Treasury:	+155 bps
Yield to Maturity:	4.357%
Public Offering Price:	99.048% of the principal amount
Optional Redemption Provisions:
Make-whole Call:	Callable prior to December 15, 2048 at the greater of (i) the discounted value of the notes at the Adjusted Treasury Rate plus 25 basis points or (ii) par.
Par Call:	Callable on or after December 15, 2048 at par.
Use of Proceeds:

The net proceeds will be used for the repayment of outstanding indebtedness, including outstanding commercial paper, the redemption of a portion of the C$1.0 billion aggregate principal amount outstanding on the Company’s 5.05% Series CH Notes due July 23, 2020, and for general corporate purposes. Pending any such use of the net proceeds, the Company will invest the net proceeds in bank deposits and short-term marketable securities.

CUSIP/ISIN:	87971M BK8 / US87971MBK80
Minimum Denominations:	U.S.$2,000 of principal amount and any integral multiple of U.S.$1,000 in excess thereof.
Joint Book-Running Managers:	BofA Securities, Inc. RBC Capital Markets, LLC TD Securities (USA) LLC Wells Fargo Securities, LLC
Co-Managers:	BMO Capital Markets Corp. CIBC World Markets Corp. Scotia Capital (USA) Inc. National Bank of Canada Financial Inc.

HSBC Securities (USA) Inc. MUFG Securities Americas Inc. Desjardins Securities Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.

*             *             *

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (File No. 333-224895) (including a short form base shelf prospectus dated May 17, 2018) and a preliminary prospectus supplement dated May 22, 2019 (including the short form base shelf prospectus, the “Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling BofA Securities, Inc. at 1-800-294-1322, RBC Capital Markets, LLC at 1-866-375-6829, TD Securities (USA) LLC at 1-855-495-9846 or Wells Fargo Securities, LLC at 1-800-645-3751.